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                                                                   Exhibit 10.16


                          AMENDED EMPLOYMENT AGREEMENT


      This AMENDED EMPLOYMENT AGREEMENT is dated as of March 20, 2000 (the "Effective Date") between Roy F. Weston, Inc., a Pennsylvania corporation ("Company"), and Patrick G. McCann (the "Executive").

      WHEREAS, Executive and Company entered in to an employment agreement dated March 11, 1998, which was amended on May 19, 1998; and

      WHEREAS, Executive is presently employed by Company as its President and Chief Operating Officer;

      WHEREAS, the parties desire to amend and restate in this Agreement the terms and conditions of the Executive's employment by the Company as its President and Chief Operating Officer; and

      THEREFORE, in consideration of the mutual obligations contained in this Agreement and the mutual benefits to be derived from those obligations, and intending to be legally bound by this Agreement, the Executive and the Company agree as follows:


SECTION 1.  CAPACITY AND DUTIES

      1.1. EMPLOYMENT; ACCEPTANCE OF EMPLOYMENT. Company hereby employs Executive and Executive hereby accepts employment by the Company, as President and Chief Operating Officer upon the terms and conditions set forth below in this Agreement.

      1.2.  CAPACITY AND DUTIES.

            (a) Executive shall be employed by Company as its President and Chief Operating Officer, subject to the supervision of the Board and the Company's Chief Executive Officer and shall perform such duties and shall have such authority as set forth in the Company's By-laws and as may from time to time be specified by the Board of Directors (the "Board") and the Company's Chief Executive Officer. Executive shall report directly to the Company's Chief Executive Officer and shall perform his duties for Company principally from Company's office located in West Chester, Pennsylvania, except for periodic travel that may be necessary or appropriate in connection with the performance of Executive's duties under this Agreement.

            (b) Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties under this Agreement, in a manner which will faithfully and diligently further the business and interests of the Company and its affiliates (as defined below),
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and shall not be employed by or participate or engage in or be a part of the management or operation of any business enterprise other than the Company and its affiliates, without the prior written consent of the Board or the Chief Executive Officer, which consent may be granted or withheld in the sole discretion of the Board or the Chief Executive Officer. For purposes of this Agreement, "affiliate" means any entity in which at least 50% of the voting power is controlled by the Company. Nothing in this paragraph shall preclude Executive from serving as the Company's appointed member of the board of directors of companies in which Company has an interest.


SECTION 2.  TERM OF EMPLOYMENT

      2.1. TERM. The Executive's employment under this Agreement shall continue at will until terminated in accordance with the provisions of this Agreement.


SECTION 3.  COMPENSATION

      3.1. BASIC COMPENSATION. As compensation for Executive's services under this Agreement, Company shall pay to Executive a salary at the annual rate of $260,000 (the "Base Salary"), payable in periodic installments in accordance with the Company's regular payroll practices in effect from time to time. The Base Salary shall be reviewed from time to time by the Board and/or its Executive Committee as conditions warrant. The first such review shall take place no later than February 2001, and future reviews shall be held not less frequently than annually thereafter. Such review shall consider, but not be limited to, Executive's performance as determined by the Board and/or its Executive Committee, after consultation with the Company's Chief Executive Officer.

      3.2.  INCENTIVE COMPENSATION.

            (a) ANNUAL INCENTIVE PAY/BONUS. In addition to the Base Salary provided for in Section 3.1, the Executive will participate in the Company's Pay for Performance Incentive Compensation Program ("PFP") (formerly known as Salary-At-Risk), with a PFP guideline incentive that will provide quarterly incentive payments to Executive that, on an annual basis, total 30% of Executive's Base Salary if the Company meets its annual PFP Plan, which includes achievement of the annual operating plan budgeted Net Income Before Tax (NIBT) amount approved by the Company's Board of Directors. Executive understands that the Company's PFP program may be reviewed and revised and Executive shall only be entitled to participate in the current PFP program if, and to the extent that, the program is maintained by the Company for its management personnel generally. While the PFP program is maintained by the Company, Executive's performance rating under that program shall be determined by the Company's Chief Executive Officer. Executive will be entitled to participate in any revised incentive program for officers of the Company, under the terms of that revised program as approved by the Board.

            (b) CHANGE IN CONTROL BONUS. Upon the consummation of any Change in



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Control (as defined in Section 4.1(c) hereof) on or before July 31, 2001 pursuant to the terms of a written agreement between or among Company and any other Person (a " qualifying Change in Control"), Company shall pay Executive a Change in Control bonus in cash in the amount, if any, determined pursuant to the formula set forth on Schedule I attached hereto, provided that such bonus shall be payable to Executive only if:

            (i) Executive is employed by the Company at the time of consummation of the qualifying Change in Control, or

            (ii) within six months before a qualifying change in Control, (A) the Company terminates Executive's employment, and (B) such termination is neither For Cause nor by reason of Executive's death or Disability, and (C) the Company was engaged in active negotiations with the party(ies) to the qualifying Change in Control within 60 days before such termination of Executive's employment.

Any such Change in Control bonus shall be paid within five business days after the consummation of the Change in Control or such later date as is specified in such Schedule I.

      3.3. EXECUTIVE BENEFITS. In addition to the compensation provided for in Sections 3.1 and 3.2 hereof, the Executive shall be entitled during the term of his employment under this Agreement to participate in all benefit plans maintained by the Company in which senior corporate officers are entitled to participate. Such benefit plans currently include, among others, the Company's Retirement Savings Plan, Supplemental Executive Retirement Plan, and Group Life, Disability and Medical Plans. Notwithstanding anything else in this Agreement, other than as set forth in Section 4 below, Executive shall not be eligible for any severance or termination benefits under any Company plans, policies or procedures providing for such benefits, including, but not limited to, the Roy
F. Weston, Inc. Employee Severance Plan and any predecessor or successor severance plan.

      3.4. VACATION. Executive shall be entitled to paid vacation in accordance with the Company's vacation policy for officers.

      3.5. EXPENSE REIMBURSEMENT. Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties under this Agreement, in accordance with Company's regular reimbursement policies in effect from time to time, and upon receipt of itemized vouchers for such expenses and such other supporting information as Company may reasonably require.

      3.6. AUTOMOBILE. During his employment by Company, Company shall pay Executive an automobile allowance and shall also reimburse Executive for his gasoline and insurance costs for his automobile, all in accordance with the Company's automobile allowance policies, which are subject to change from time to time. Executive shall, in accordance with the Company's policies, notify company as to the business and personal use of his automobile, so that Company may withhold taxes, as appropriate in connection with the automobile allowance and reimbursements.



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SECTION 4.  TERMINATION OF EMPLOYMENT

      4.1.  DEFINITIONS.

            (a) FOR CAUSE. As used in this Agreement "For Cause" shall mean that Executive committed or engaged in an intentional act of (i) fraud, embezzlement, dishonesty or theft in connection with his duties under this Agreement or in the course of his employment with Company, (ii) wrongful damage to Company's property, (iii) wrongful disclosure of Company's secret processes or confidential information, (iv) a material breach of Executive's obligations under this Agreement, that materially impairs Executive's performance of his obligations under this Agreement, (v) criminal misconduct, including illegal drug use, that materially impairs Executive's performance of his obligations under this Agreement, (vi) a material breach of the Company's written rules or policies that materially impairs Executive's performance of his obligations under this Agreement, or (vii) any kind, whether or not specifically referenced in clauses (i)-(vi) above, which is materially harmful to Company. No act, or failure to act, shall be deemed "intentional" if it was due primarily to an error in judgment or to negligence, but shall be deemed "intentional" only if done, or omitted to be done, by Executive not in good faith and without reasonable belief that his act or omission was in Company's best interest.

            (b) CONTROLLING PERSON. As used in this Section 4.1, a "Controlling Person" is a "Person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") who, directly or indirectly, is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities. For the sake of clarity, when two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company, each such Person shall be deemed to beneficially own all securities owned by each other Person constituting such partnership, limited partnership, syndicate or group. Notwithstanding the previous two sentences:

                  (i) the following Persons shall not be considered Controlling
Persons: (A) the Company and/or its wholly owned subsidiaries, (B) any ESOP or other employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such employee plan, (C) any entity that is owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of stock in the Company, or (D) Executive or a syndicate or group of Persons of which Executive is a part; and

                  (ii) No Person who is presently a party to the Stock Pooling Agreement effective as of January 2, 1998 among the Company and certain holders of the Company's Common Stock (the "Stock Pooling Agreement"), whether or not the Stock Pooling Agreement remains in effect, shall be considered a Controlling Person (provided that this shall not affect the extent to which other Persons may, under certain circumstances be deemed to

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beneficially own any securities owned by such Person).

            (c) CHANGE IN CONTROL. There shall be considered to have been a "Change in Control" of Company if:

                  (i) after the Effective Date of this Agreement, any Person becomes, directly or indirectly, a Controlling Person;

                  (ii) There shall be consummated or made effective:

                        (A) any consolidation, merger or recapitalization of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company's voting stock would be converted into cash, securities and/or other property, other than any such transaction in which holders of the Company's voting stock immediately before the transaction, in the aggregate, have (or upon conversion, exercise or similar action would have) more than 50% of the voting power of all issued and outstanding securities of the Company or any successor or surviving corporation after the transaction; or

                        (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of a majority of the assets or earning power of the Company; or

                        (C) the liquidation or dissolution of the Company; or

                  (iii) after the Effective Date of this Agreement, members of the "Incumbent Board" (as defined below) cease for any reason to constitute a majority of the Board of Directors of the Company. For this purpose, the "Incumbent Board" shall consist of:

                        (A) those individuals who, on the Effective Date of this Agreement, are Directors of the Company ("Original Incumbent Directors"); and

                        (B) any new Director ("New Incumbent Director") whose election by the Board, or whose nomination for election by the Company's shareholders, was approved by the vote of at least two-thirds of the Directors then still in office who either were Original Directors or whose election or nomination for election was previously so approved: provided, however, that any Director designated by a Person who has entered into an agreement with the Company to effect a transaction within the purview of Sections 4.1(c)(i) or 4.1(c)(ii) above that has not been consummated, shall not be considered a New Incumbent Director.

            (d) GOOD REASON RESIGNATION. As used in this Agreement, Executive shall be deemed to have resigned his employment by Company for "Good Reason" if either:

                  (i) Executive, at any time, elects in good faith to discontinue his employment with Company because (A) his responsibilities, duties or authority have changed

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materially from their level on the effective date of this Agreement, which change substantially reduces the rank or level, responsibility or scope of Executive's position with Company (or its successor in the case of a merger, consolidation, acquisition or transfer of substantially all of its business assets) below that which he has on the effective date of this Agreement as Company's President and Chief Operating Officer or (B) his salary (as adjusted from the effective date of this Agreement) has been decreased; or

                   (ii) Executive elects to discontinue his employment with the Company because the Company has changed the principal location for the performance of Executive's duties to a place that is more than 50 miles from Company's current headquarters in West Chester, PA; or

                  (iii) Within 30 days after there is a Change in Control of the Company, Executive delivers a notice to the Company stating that Executive elects to discontinue his employment with the Company.

If Executive elects to end his employment by Company for a reason which Executive believes is a Good Reason as defined by this Section 4.1(d), he shall provide the Company with written notice of such resignation and shall state in that notice the specific matter or matters which he asserts constitute the Good Reason for his resignation.

            (e) DISABILITY. As used in this Agreement, "Disability" or "Disabled" shall mean a physical or mental disability which is either (i) a total and permanent disability as defined in the principal disability benefit plan offered by the Company to its senior officers and in effect at the time Executive becomes disabled (whether or not Executive has elected to purchase such disability insurance), or (ii) determined to be a total and permanent disability by a physician who is selected by the Company and is acceptable to Executive or his legal representative (which acceptance shall not be unreasonably withheld).

      4.2. TIME AND MANNER OF TERMINATION OR RESIGNATION. Executive's employment by Company, including his office as President and Chief Operating Officer, shall be at will. Executive's employment shall cease immediately upon Executive's death or Disability, or upon written notice to Executive that the Company is terminating Executive's employment For Cause. Otherwise Executive's employment shall cease on the date selected by the party initiating termination or resignation, which date shall be specified in a written notice to the other party, and which (i) in the event of termination of Executive by the Company for any reason other than For Cause, shall be thirty (30) days after delivery of such notice unless a longer period is approved by the Company's Chief Executive Officer in his sole discretion, and (ii) in the event of resignation by Executive, shall be thirty (30) days after delivery of such notice unless a longer or shorter period is approved by the Company's Chief Executive Officer and by Executive. The date on which Executive's employment by Company ceases is referred to in this Agreement as the "Employment Ending Date". As of the Employment Ending Date, if Executive is a member of Company's Board or of the Board of Directors of any affiliate, he shall provide Company with his written resignation from each such Board and from his position as an officer of any affiliate.


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      4.3.  BENEFITS PAYABLE.

            (a) SEVERANCE AMOUNT. If either (1) Company terminates Executive's employment for any reason other than For Cause, death or Disability, or (2) Executive resigns his employment by Company for Good Reason, Executive shall be paid his monthly salary at the time of such termination or resignation, for 12 months. For purposes of this Section 4.3(a) and Section 4.3(b), Executive's "monthly salary" shall be one-twelfth of the sum of (A) Executive's highest annual Base Salary rate during his employment by Company, plus (B) all other amounts, including incentive payments, that would be deemed compensation for purposes of IRS form W-2 and that were paid to Executive during the Twelve full calendar months preceding the calendar month in which the Employment Ending Date occurs. Company shall make the severance payments under this Section 4.3(a) beginning with the first calendar month after the Employment Ending Date, in accordance with Company's regular pay policies for employees.

            (b) PAYMENT FOR EXTENDED NON-COMPETE PERIOD. If either (1) Company terminates Executive's employment for any reason other than For Cause, death or Disability, or (2) Executive resigns his employment by Company for Good Reason, then in addition to the other amounts payable to Executive under this Section 4.3, and as consideration for Executive's agreement to the extended non-compete period described in Section 5.3(b)(ii) below, Executive shall be paid, for each of the 12 months following payment of the Severance Amount under Section 4.3(a) above, an amount equal to his monthly salary (as defined in Section 4.3(a)) at the time of such termination or resignation. Company shall make the payments under this Section 4.3(b), beginning after the final payment of the Severance Amount under Section 4.3(a), in accordance with Company's regular pay policies for employees. Executive and Company also acknowledge and agree that the provisions of Section 5.3 are mandatory and that, in the event Company terminates Executive's employment for any reason other than For Cause, death or Disability or Executive resigns his employment for Good Reason, he shall have no right to unilaterally avoid compliance with the provisions of Section 5.3 by foregoing the payment described in this Section 4.3(b); and Company shall have no right to withhold such payment by unilaterally permitting Executive to forego compliance with Section 5.3 during the extended non-compete period.

            (c) ADDITIONAL SEVERANCE BENEFITS. If severance payments are payable to Executive under Section 4.3(a) above, the following additional severance benefits shall be provided to Executive by Company:

                  (i) Company shall pay Executive the amount earned under its PFP program (or any applicable replacement incentive program in effect at the time of the Employment Ending Date) for the portion of the calendar quarter to and including the Employment Ending Date. Company shall make such payment on or about the date Company makes such payments to other participating employees;

                  (ii) Company shall provide medical, dental and prescription plan

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benefits for Executive, on the same cost-sharing and other basis as is then in effect for active employees, for 24 months after the Employment Ending Date or until Executive elects that such coverages sooner cease. After such coverages cease in accordance with the previous sentence, Executive may elect continuation coverage completely at his own expense as provided by law;

                  (iii) Company shall provide Executive with outplacement services at Company's expense at the level in effect for Executive Officers of the Company on the Employment Ending Date.

                  (iv) Company shall pay Executive his automobile allowance and reimbursement, at the level in effect on the Employment Ending Date, for 6 months after the Employment Ending Date.

            (d) LIMITATION ON SEVERANCE BENEFITS. Notwithstanding any other provision of this Agreement to the contrary, the amounts payable to Executive under Sections 3.2(b), 4.3(a) and 4.3(c) above, plus the value of any other non-cash benefits, including but not limited to stock option vesting acceleration, that would be counted in determining whether Executive is subject to excise tax under sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code") shall not exceed the maximum amount that Company could pay to Executive without causing Executive to be subject to such excise tax under the Code.

            (e) ADDITIONAL BENEFITS ARISING FROM CHANGE IN CONTROL. The definition of Change in Control, as set forth in Section 4.1(c) above, shall supersede and replace any other definition of the term "Change in Control" in all stock option and other incentive compensation agreements between Company and Executive, and all such agreements are hereby amended to replace any other definition of the term "Change in Control" with the definition in Section 4.1(c) of this Agreement.

            (f) WHEN SEVERANCE BENEFITS/PAYMENTS NOT PAYABLE. None of the severance benefits or other payments described in this Section 4.3 shall be payable to Executive if (i) Executive's employment with Company is terminated For Cause or by reason of Executive's death or Disability, or (ii) Executive voluntarily ends his employment with Company other than by resigning for Good Reason. The compensation and benefits and the non-compete payment which the Company is required to pay Executive pursuant to this Section 4.3, together with any payments to which Executive may be entitled under Section 3.2, are the only payments, compensation or benefits to which the Executive is entitled upon a termination or resignation of employment.

            (g) RELEASE. As a condition to receipt of the severance benefits and other payments described in this Section 4.3, Executive shall deliver an effective, executed release to Company in the form attached to this Agreement as Exhibit "A" on or before the Employment Ending Date.

            (h) COOPERATION. As a condition to receipt of the severance benefits and other

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payments described in this Section 4.3, Executive shall provide Company with such information pertaining to his employment with Company as he may have and shall assist Company to transfer his duties to such successor or successors as Company may designate. Company shall reimburse Executive for all reasonable out-of-pocket expenses he incurs in fulfilling his obligation under the preceding sentence.

            (i) ACCELERATION ELECTION. Company may, at its sole option and in its sole and absolute discretion, at any time or from time to time, accelerate the time and the manner of making any one or more payments required under this
Section 4.3.

            (j) TAXES. Company shall withhold from payments to Executive and remit to the appropriate government agencies such payroll taxes and income withholding as Company determines is or may be necessary under applicable law with respect to amounts paid to Executive under this Section 4.3.

            (k) GENERAL OBLIGATION. The rights and benefits of Executive to receive payments under this Section 4.3 shall be solely those of an unsecured creditor of Company.

            (l) ESTATE TO RECEIVE BENEFITS/PAYMENTS. In the event that Executive becomes entitled to receive any severance benefits or payments under Sections
3.2 or 4.3 (a)(b) or (c)(i)(ii) or (iv) above, and Executive dies before all such payments are made by Company, the balance of such benefits or payments shall be paid to Executive's estate.

SECTION 5. RESTRICTIVE COVENANTS

      5.1. CONFIDENTIALITY. Executive acknowledges a duty of confidentiality owed to Company and shall not, at any time during or after his employment by Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Company's Chief Executive Officer, any trade secret, private or confidential information or knowledge of Company or any of its affiliates obtained or acquired by him while so employed. All computer software, address books, rolodexes, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, books, records, and files and know-how acquired while an employee of Company, are acknowledged to be the property of Company and shall not be duplicated, removed from Company's possession or made use of other than in pursuit of Company's business. Upon the Employment Ending Date, Executive shall deliver to Company, without further demand, all copies thereof which are then in his possession or under his control.

      5.2. INVENTIONS AND IMPROVEMENTS. During the term of his employment, Executive shall promptly communicate to Company all ideas, discoveries and inventions which are or may be useful to Company or its business. Executive acknowledges that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by him and every item of knowledge relating to Company's business interests (including potential business interests) gained by him during his employment hereunder are the property of Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to

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Company for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by him alone or with others; whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Company's business interests (including potential business interests), and whether or not within the specific realm of his duties. Executive shall, upon request of Company, but at no expense to Executive, at any time during or after his employment with Company, sign all instruments and documents requested by Company and otherwise cooperate with Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in any and all countries.

      5.3.  NONCOMPETITION; NONSOLICITATION.

            (a) Executive shall not, without Company's prior written approval, either directly or indirectly, for his own account or for the account of another person or entity, during the non-compete period as defined below in this Section 5.3:

                  (i) acquire or hold more than a 5% ownership interest in any competitor of Company or of any affiliate;

                  (ii) compete with Company or any affiliate in soliciting any business from any person or entity that was at any time during the two years immediately preceding the Employment Ending Date a client or potential client of Company or any affiliate, as to which client or potential client Company or an affiliate had rendered a significant volume of service or had a significant amount of direct business contact for the purpose of soliciting future business;

                  (iii) render services within the United States of America or any foreign country in which Company is providing services as of the Employment Ending Date to any competitor of Company or an affiliate, if such services are similar in nature (in whole or in part) to services Executive rendered to Company or any affiliate at any time during the two years immediately preceding the Employment Ending Date; or

                  (iv) solicit or otherwise induce any employee of Company or an affiliate to leave the employment of Company or the affiliate, or induce any such employee to become an employee of, or otherwise become associated with, any company or business other than Company or the affiliate. This paragraph shall apply to inducement, hiring or solicitation of any employee of Company or an affiliate, regardless of position.

As used in Sections 5.3 (a) (i) and (iii), the term "competitor of Company" means a business that, within 12 months before the Employment Ending Date, has actually competed with the Company for a contract or contracts that, in the aggregate, the Company valued at in excess of $1,000,000 in net revenue. If a "competitor of Company", or an entity that owns and/or operates a "competitor of Company", also owns and/or operates any separate subsidiary or other separate line of business ("separate business unit"), and that separate business unit is not itself a competitor

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of the Company, the restrictions in Sections 5.3(a) (i) and (iii) shall not apply to that separate business unit (which shall not be deemed a "competitor of Company").

            (b) (i) The non-compete period shall be the 365 days after the Employment Ending Date if (a) Executive's employment with Company is terminated For Cause or by reason of Executive's Disability, or (b) Executive voluntarily ends his employment with Company other than by resigning for Good Reason.

                  (ii) The non-compete period shall be the 730 days after the Employment Ending Date if (a) Executive's employment with Company is terminated for any reason other than For Cause or by reason of Executive's Disability or
(b) Executive resigns his employment for Good Reason.

            (c) Upon the breach by Executive of his obligations under this
Section 5.3, in addition to Company's right to obtain appropriate injunctive relief as set forth in Section 5.4 of this Agreement, Company's obligation to make payments or provide severance benefits to Executive under Section 4 of this Agreement shall terminate immediately and Executive shall, within 10 days after written demand by Company, repay to Company all severance payments previously made to Executive as well as an amount equal to the cost of severance benefits previously provided to Executive.

            (d) Executive acknowledges that he is bound by the restrictions described in this Section 5.3 upon any termination or resignation of his employment, including termination for Cause or without Cause, or by reason of Disability or resignation for Good Reason or without Good Reason. Executive acknowledges that he has agreed to these provisions voluntarily; that they are reasonably required to protect the Company; and that they are supported by adequate consideration (including but not limited to the consideration provided under Section 4.3(b) for the extended non-compete period described in Section 5.3(b)(ii) above).

      5.4.  INJUNCTIVE AND OTHER RELIEF.

            (a) Executive acknowledges and agrees that his obligations contained in this Agreement are fair and reasonable in light of the consideration paid under this Agreement, and that damages alone shall not be an adequate remedy for any breach by Executive of those obligations. Accordingly, Executive expressly agrees that, in addition to any other remedies which Company may have, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any of those obligations by Executive. Nothing contained in this Agreement, including, without limitation, Section 6.1 hereof, shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations under this Agreement.

            (b) Notwithstanding the equitable relief available to Company, the Executive, in the event of a breach of his obligations contained in Section 5 hereof, understands and agrees

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that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to Company until and unless Company can obtain appropriate equitable relief. Therefore, in addition to such equitable relief, Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all moneys received by Executive as a result of said breach, and all costs and attorneys' fees incurred by Company in enforcing this Agreement.
If Executive should use or reveal to any other person or entity any confidential information in violation of this Agreement, this will be considered a continuing violation on a daily basis for so long a period of time as such confidential information is made use of by Executive or any such other person or entity.


SECTION 6.  MISCELLANEOUS

      6.1.  ARBITRATION.

            (a) Except as set forth in the last sentence of this Section 6.1, all disputes arising out of or relating to this Agreement which cannot be settled by the parties shall promptly be submitted to and settled exclusively by arbitration in West Chester, Pennsylvania in accordance with the laws of the Commonwealth of Pennsylvania by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this
Section 6.1. Judgment upon the award rendered by a majority decision of the arbitrators may be entered in any court having jurisdiction thereof. The Company shall, however, have the right to seek and obtain preliminary injunctive relief, in a court of competent jurisdiction, for any existing or threatened violation by Executive of Section 5 of this Agreement.

            (b) The arbitrators shall award to the prevailing party in any such arbitration or preliminary injunction proceeding, in addition to any other appropriate relief, the costs and expenses (including reasonable attorneys fees) incurred by that party in connection with the enforcement of that party's rights under this Agreement, unless the arbitrators shall determine that under the circumstances such an award would be unjust.

      6.2. PRIOR EMPLOYMENT. Executive represents and warrants that he is not a party to any other employment, non-competition or other agreement or restriction which could interfere with his employment with Company or with his or Company's rights and obligations under this Agreement; and that his acceptance of employment with Company and the performance of his duties under this Agreement will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person.

      6.3. SEVERABILITY. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts of this Agreement, except that in the event that the Release described in Section 4.3(e) hereof is given by Executive and is determined to be invalid or unenforceable, such that Executive is permitted to maintain against Company any claim purported to be released under that Release, then Company's obligation to provide severance payments and benefits under Section 4.3 of this Agreement shall be deemed null and void and Executive shall repay to Company any of those severance payments and benefits already paid by Company. In the event that any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction Executive and Company shall negotiate in good faith to provide Company and Executive with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

      6.4. ASSIGNMENT. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

      6.5. NOTICES. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service, or by registered or certified mail, postage prepaid, return receipt requested, (confirmed by U.S. mail), addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

      If to Company:
      1400 Weston Way
      West Chester, PA 19380
      Attention:  Chief Executive Officer

      With a copy to:
      F. Douglas Raymond, Esq.
      Drinker Biddle and Reath
      One Logan Square
      18th and Cherry Sts.
      Philadelphia, PA 19103

      If to Executive:

      Patrick G. McCann
      172 Jericho Valley Dr.
      Wrightstown, PA  18940



      6.6. ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the matters contemplated herein and, unless otherwise stated in this Agreement, supersedes all prior agreements and understandings with respect thereto. The following agreements between Executive and the Company will remain in effect:

      (a) Long Term Incentive Compensation Program for Senior Managers - Cash Component memorandum dated July 5, 1999

      (b) Stock Option Agreement for 60,000 shares granted April 1, 1999

      (c) Stock Option Agreement for 60,000 shares granted November 17, 1997

      (d) Stock Option Agreement for 3,600 shares granted February 18, 1997

      (e) Stock Option Agreement for 18,000 shares granted October 7, 1996

      (f) Supplemental Executive Retirement Plan dated January 1, 1997

Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and signed by the party against whom enforcement is sought. The failure by any party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall a party's waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

      6.7. GOVERNING LAW. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

      6.8. HEADINGS; COUNTERPARTS. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

      6.9. FURTHER ASSURANCES. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

      6.10. NON-ALIENATION. None of the rights or payments contemplated under this Agreement may be sold, given away, assigned, transferred, pledged, mortgaged, alienated, hypothecated or in any way encumbered or disposed of by Executive, or any executor, administrator, heir, legatee, distributee, relative or any other person or entity, whether or not in being, claiming under Executive by virtue of this Agreement, and none of the rights or benefits contemplated by this Agreement shall be subject to execution, attachment or similar process. Any sale, gift, assignment, transfer, pledge, mortgage, alienation, hypothecation or encumbrance, or other disposition of this Agreement or of such rights or benefits contrary to the foregoing provisions, or the levy or any attachment or similar process thereon, shall be null and void and without effect.

      6.11. RIGHT TO USE LIKENESS. Executive hereby grants to Company the absolute right and permission to copyright and use, re-use and/or publish for lawful business purposes, any photographic portraits or pictures of Executive (and printed matter in conjunction therewith) in which Executive may be included in whole or in part or composite, for art, advertising, or trade.

      6.12. CONSULTATION WITH COUNSEL. Executive acknowledges that he has had the opportunity to consult separately with counsel of his choice concerning this Agreement and the meaning of the terms of this Agreement; that he has been advised by Company to do so; and that he has entered into this Agreement knowingly and of his own free will and volition.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ATTEST:                             ROY F. WESTON, INC.


                                    By:   s/William L. Robertson
----------------------------           ----------------------------
                                    William L. Robertson, CEO


                                          s/Patrick G. McCann
----------------------------        -------------------------------
Witness                             Executive - Patrick G. McCann

                                   EXHIBIT "A"

                                  CROSS RELEASE

      Roy F. Weston, Inc. ("Weston") and Patrick G. McCann ("Employee") entered into an Amended Employment Agreement as of March 20, 2000 (the "Employment Agreement"). To satisfy the requirement of Section 4.3(e) of the Employment Agreement, Employee and Weston hereby grant the other the Releases set forth below:

                        ---------------------------------

      1. Release by Weston. Weston, on behalf of itself and its subsidiaries, irrevocably and unconditionally releases and forever discharges Employee, his heirs, administrators and legal representatives from any and all manner of actions, causes, matters, suits, debts, dues, accounts, bonds, covenants, agreements, judgments, claims, controversies, guarantees, warranties, damages, liabilities, or demands of any nature whatsoever in law or equity, whether or not known to it, which it has ever had, now has, or hereafter can, shall or may have, for, upon, or by reason of any matter, action, omission to act, transaction, practice, conduct, thing or cause of any kind whatsoever from the beginning of the world to the date it executes this Release. Such remise, release and discharge of Employee includes, without limitation, any and all claims under any and all federal or state statutes or the common law and extends without limitation to any and all acts, practices or conduct by Employee whether or not it has knowledge of such acts, omissions, practices, conduct or the effects thereof, or if any such effects exist or may in the future exist as a result of any acts, omissions, practices, or conduct that occurred prior to the date it executes this Release.

      2. Limitation on Weston's Release. Notwithstanding the foregoing, this Release shall not prevent Weston from enforcing its rights under the Employment Agreement.

      3. Release by Employee. Employee, for himself, his heirs, and personal and legal representatives, except as provided in Section 4 hereof, does hereby irrevocably and unconditionally release, remise and forever discharge Weston, its subsidiaries, affiliates, divisions, officers, directors and employees (the "Releasees"), and each of them, however denominated, past, present and future, and their predecessors, successors and assigns, of and from any and all manner of actions, causes, matters, suits, dues, bonds, judgments, debts, accounts, covenants, agreements, claims, controversies, guarantees, warranties, damages, liabilities, or demands of any nature whatsoever in law or equity, whether or not now known to him which he ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, action, omission to act, transaction, practice, conduct, cause or thing of any kind whatsoever from the beginning of the world to the date hereof. Such release, remise and discharge of the Releasees includes without limitation any and all claims under any and all federal and state statutes or common law and extends without limitation, to any and all acts, practices or conduct by the Releasees, or the effects thereof, whether or not Employee now has knowledge of such acts, omissions, practices, conduct or the effects thereof, if any such effects exist or may in the future exist as a result of any act, omission, practice or conduct that occurred prior to the date hereof. Except as provided in Section 4, this release shall specifically include, but not be limited to, the following:

            (a) any and all claims and matters of any kind which arise or might arise, or which otherwise relate to Employee's employment with Weston or Employee's termination of employment pursuant to the Employment Agreement;

            (b) any and all claims for wages and benefits (including without limitation salary, stock, stock options, commissions, bonuses, severance pay, health and welfare benefits, vacation pay and any other fringe-type benefit);

            (c) any and all claims for wrongful discharge, breach of contract (whether written or oral, express or implied), and implied covenants of good faith and fair dealing;

            (d) any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Older Workers Benefit Protection Act, the Rehabilitation Act of 1972, 29 U.S.C. Section 701 et seq., the Americans with Disabilities Act, 42 U.S.C. Section 1201 et seq., and the Pennsylvania Human Relations Act, 43 P.S. Section 951 et seq.;

            (e) any and all claims under any federal or state statute relating to employee benefits;

            (f) any and all claims in tort, including but not limited to any claims for fraud, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional infliction of emotional distress and/or negligence;

            (g) any and all claims for additional commissions, compensation or damages of any kind; and

            (h) any and all claims for attorneys' fees and costs.

      4. Limitation on Employee's Release. This Release (a) shall not prevent Employee from enforcing his rights to receive severance payments and severance benefits under Section 4 of the Employment Agreement in accordance with the terms thereof, (b) shall have no applicability to Weston's obligations to provide severance payments and severance benefits under Section 4 of the Employment Agreement, and (c) shall not release Weston from (i) any obligation it might otherwise have to indemnify Employee and hold him harmless from any claims made against him arising out of his activities as an officer or director of Weston or its affiliates, to the same extent as Weston is or may be obligated to indemnify and hold harmless any other officer or director, and

(ii) any vested retirement benefit which by its express terms survives termination of Employee's employment.

      5. Review and Revocation. Employee acknowledges that he has had the opportunity to review this Release and to consider its terms with his attorneys and advisors. Employee has forty-five (45) days from the date of distribution of this Release to him to review it and seven (7) days after the execution date of this Release to revoke it. This Release shall not be effective unless and until Employee executes it and the seven-day period has expired.


                             UNDERSTOOD AND AGREED:


                                    s/Patrick G. McCann
------------------------------      ---------------------------
Witness                             Patrick G. McCann



Attest:                             ROY F. WESTON, INC.


By:  s/Arnold P. Borish             By:
     -------------------------         ----------------------------------
      Secretary

(Corporate Seal)

STATE OF
        --------------------------------------:

                                              :  SS:
COUNTY OF
        --------------------------------------:

      Before me, ------------------ , on this day personally appeared -----------, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed such instrument for the purposes and consideration therein expressed.

      Given under my hand and seal of office this    day of            ,       .
                                                  ---       -----------  -------


                                             --------------------------------
                                   NOTARY PUBLIC in and for


                                             --------------------------------

                                   Schedule I

A. The amount of the Change in Control bonus payable pursuant to Section 3.2(b) of the Employment Agreement to which this Schedule I is attached shall be based on the Per Share Price as hereinafter defined in Section B below.

B. For purposes of this Schedule I:

      (1) "Per Share Price" shall mean the sum of the following amounts received or receivable, in connection with a Change in Control, by a holder of the Company's Common Shares or Series A Common Shares, calculated on a per share basis (and calculated based on the highest amount received or receivable with respect to shares of each such class):

            (a)   cash;

            (b) securities listed for trading on any national securities exchange or quoted on the Nasdaq Stock Market or convertible into or exchangeable for securities that are so listed or quoted, valued at the higher of (i) the closing price per share on the date of first public announcement that the Company has entered into an agreement providing for such Change in Control or (ii) the average closing price of the securities so listed or quoted for the ten trading days immediately preceding the date the securities are issued to the holders of the Company's Common Stock or Series A Common Stock, less the value of any consideration payable by such holders upon the exchange or conversion of the securities so issued (other than the surrender of the Company's Common Stock or Series A Common Stock for conversion or exchange);

            (c) the face amount of any note or similar debt instrument;

            (d) the fair market value of any other property or other consideration received or receivable by such holders, which fair market value shall be determined by the Board of Directors of the Company (or, if applicable, the committee thereof to which the Board of Directors may have delegated the authority to evaluate and recommend any Change in Control transaction). If the Board or such committee receives a fairness opinion from its investment banker concerning the transaction, the fair market value of such other property or other consideration, for purposes of this Paragraph B(1)(d), shall be the amount that the investment banker has concluded is the fair market value of such other property or other consideration, for purposes of rendering the fairness opinion; and if that fair market value is a range of values, the fair market value for purposes of this Paragraph B(1)(d) shall be the highest amount in that range. The determination of the Board or committee shall be final; plus

            (e) the value of any Common Shares or Series A Common Shares retained by such holder, calculated as provided in subsection B(1)(b) above (or, if not calculable pursuant to subsection B(1)(b), then as provided in subsection B(1)(d) above);

Provided, however, that if the Per Share Price of a Common Share is not the same as that of a Series A Common Share, in each case calculated as set forth above, then for purposes of this Schedule I the Per Share Price shall be the average of such values, calculated on a weighted average basis based on the actual number of shares of each such class outstanding and entitled to receive such value.

      2. In the event that payment of all or any portion of the Per Share Price is conditioned upon the occurrence of events occurring after the consummation of the Change in Control, the Company shall be obligated to make a payment hereunder with respect to such portion of the Per Share Price only when and if the condition to such payments shall have expired and the amount of such portion of the Per Share Price shall have been finally determined.

C. If the Per Share Price is at least the amount referred to in the Resolution of the Board of Directors dated March 20, 2000 concerning the Employment Agreement to which this schedule is attached (the "bonus price amount"), Executive shall be entitled to receive a bonus in the amount of $105,000 plus an additional $1,633.33 for every $.01 by which the Per Share Price exceeds the bonus price amount; provided, however, that the amount of any bonus paid pursuant to this Schedule I and Section 3.2(b) of the Employment Agreement shall be reduced by the amount, if any, previously paid to Executive pursuant to this
Schedule I and such Section 3.2(b) following the consummation of any prior Change in Control.